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                                                                     EXHIBIT 8.1

                   [Letterhead of Pircher, Nichols & Meeks]



_________, 2000


Board of Directors
Varco International, Inc.
743 North Eckhoff Street
Orange, CA  92868

Ladies and Gentlemen:

     We have acted as counsel to Varco International, Inc., a Delaware corporation ("Varco"), in connection with the proposed merger ("Merger") of Varco with and into Tuboscope Inc., a Delaware corporation ("Tuboscope"), pursuant to the Agreement and Plan of Merger, dated as of March 22, 2000, by and between Varco and Tuboscope ("Merger Agreement"). This opinion is being furnished to you pursuant to Section 7.02(c) of the Merger Agreement. All capitalized terms used herein have their respective meanings set forth in the Merger Agreement unless otherwise stated.

     In rendering the opinion expressed herein, we have reviewed copies of the Merger Agreement, the Registration Statement on Form S-4, as filed by Tuboscope with the Securities and Exchange Commission on April __, 2000 (the "Registration Statement") and the Tax Certificates from Varco and Tuboscope dated the date hereof containing certain representations made by Varco and Tuboscope in connection with our rendering the opinion expressed herein (the "Tax Certificates"). We also have made such other investigations of fact and law and have examined such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.

     In our examination of documents, we have assumed, with your consent, that
(i) all signatures on the documents submitted to us are genuine, all documents submitted to us as originals are authentic, and all documents submitted to us submitted as certified, conformed, facsimile or photostatic copies conform to the original authentic documents; (ii) all such documents have been or will be duly executed and delivered to the extent required; (iii) all natural persons executing any document individually or on behalf of an entity had sufficient legal capacity; (iv) all representations and statements set forth in such documents, including, without limitation, the Tax Certificates, are true and correct; (v) any representation or statement made as a belief or made "to the knowledge of," or similarly qualified is correct and accurate without such qualification; and (vi) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. Furthermore, we have assumed that the Merger will be consummated in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement.
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Board of Directors
Varco International, Inc.
_________, 2000
Page 2


     Based upon and subject to the foregoing, we are of the opinion that the Merger will qualify as a reorganization under the provisions of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     This opinion is given as of the date hereof and is based on various Code provisions, the Treasury Regulations promulgated under the Code and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the conclusions stated herein or their continuing validity. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention in the future. We express no opinion as to any federal income tax issue or other matter except that specifically set forth in the preceding paragraph.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,